Exhibit 99.1

For immediate release	December 18, 2017

Crown Crafts, Inc. Enters Into Developmental Toy/Feeding/Baby Care Category

With Acquisition of Sassy®

Gonzales, Louisiana – Hamco, Inc., a wholly owned subsidiary of Crown Crafts, Inc. (NASDAQ-CM: CRWS), (“Crown Crafts” or the “Company”), today announced the acquisition of the Sassy®-branded developmental toy, feeding and baby care product line of Sassy 14, LLC (“Sassy”).

At closing, which was effective after the close of business on Friday, December 15, 2017, the Company paid a preliminary purchase price of $6.5 million for the inventory, intellectual property and certain other assets associated with the Sassy product line and assumed certain related liabilities. The final purchase price, which will be funded from a combination of cash on hand and the Company’s existing revolving credit facility, is subject to adjustment pending the completion of the final inventory valuation. The acquisition is expected to contribute approximately $11 million in net sales annually and to be immediately accretive to earnings.

The Company plans to immediately integrate the sourcing and sales of the Sassy product line into the Company’s facility in Gonzales, Louisiana, while maintaining a product development office in Grand Rapids, Michigan. Through the end of fiscal year 2018, distribution will be provided by a third-party facility in Grand Rapids, where the inventory is currently located. In the first quarter of fiscal year 2019, the Company anticipates a cost of approximately $200,000 to move the remaining inventory to Compton, California, at which time distribution will be integrated into the Company’s facility there.

Sassy, based in Grand Rapids, Michigan, designs innovative, developmental and sensory products that help provide a solid foundation for lifelong learning. Founded in 1982, Sassy became known for the breakthrough Sassy Seat® and later expanded its line to include developmental toys, feeding and baby care products, and disposables. Known as the original developmental infant toy company, Sassy’s products include developmental toys, playmats, crib and toy mirrors, bath toys and accessories, feeding products, teethers, organizers and grooming items. Sassy products are sold nationwide through mass-market and specialty retailers, including Walmart, Target and Babies “R” Us. Sassy products are also sold worldwide in approximately 30 countries. More information can be found on www.sassybaby.com.

“The addition of Sassy’s well-known brand of developmental baby products to Crown Crafts’ portfolio diversifies our offerings and strengthens our position in the infant and juvenile products market,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “Sassy has been a dominant player in developmental toys, feeding and care for more than 30 years and will complement our existing business well. We are very excited about our opportunities for strategic growth in this new category,” Chestnut continued.

“Sassy has always set itself apart by creating innovative products that align with babies’ learning and developmental milestones,” said Susan Hinshaw, who will join the Company from Sassy as Senior Vice President of Marketing. “We are very proud of the brand we’ve built and we are thrilled about our opportunities for continued growth and expansion as part of the Crown Crafts team.”

D.A. Davidson & Company acted as exclusive financial advisor to Sassy on this transaction.

About Crown Crafts, Inc.

Crown Crafts, Inc., founded in 1957, is one of America’s largest producers of infant bedding, toddler bedding and bibs. Crown Crafts, Inc. operates through its three wholly-owned subsidiaries, Crown Crafts Infant Products, Inc., Hamco, Inc. and Carousel Designs, LLC. The Company’s subsidiaries market a variety of infant, toddler and juvenile products under Company-owned trademarks as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores, as well as directly to consumers through www.babybedding.com. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com